United Security Bancshares, Inc. Reports Second Quarter Results

THOMASVILLE, Ala., Aug. 6 /PRNewswire-FirstCall/ -- United Security Bancshares, Inc. (Nasdaq: USBI) today reported a net loss attributable to USBI of $348,000, or $0.06 per diluted share, for the second quarter ended June 30, 2010, compared with net income of $2.9 million, or $0.48 per diluted share, for the same period of 2009.

"We reported continued growth in our net interest income in the second quarter of 2010 due to higher average loan balances and an improved net interest margin compared with the second quarter of last year; however, this growth was more than offset by an increase in our provision for loan losses related to the soft economy," stated R. Terry Phillips, President and Chief Executive Officer of United Security Bancshares, Inc.  "The increase in our provision for loan losses was the primary reason for our second quarter loss and was due to higher charge-offs as we wrote down the value of certain real estate loans that were foreclosed on during the quarter to reflect lower prices for commercial properties in our markets.  We are very fortunate and believe that our strong capital base provides United Security with an important buffer against potential losses related to loan charge-offs in the future."

"The soft economy continues to have a negative effect on real estate in our market.  It has resulted in lower demand and weak prices for properties, as well as reduced loan demand to fund residential and commercial real estate purchases.  Our primary focus for the immediate future, particularly in light of the current economic climate, continues to be on improving asset quality rather than building our loan portfolio.  In the 2010 second quarter, we reduced our non-performing assets by $5.0 million, a 10.4% decrease to $42.9 million compared with the 2010 first quarter.  The reduction was due to a combination of write-offs and foreclosed property sales during the quarter.  We believe that these are important steps to strengthen our balance sheet and grow future earnings," continued Mr. Phillips.

Second Quarter Results

Interest income totaled $11.2 million in the second quarter of 2010, compared with $11.9 million in the second quarter of 2009.  The decrease in interest income was due primarily to lower interest rates charged on loans and lower interest earned on investment securities compared with the same period last year.

Interest expense declined 27.0% to $2.5 million in the second quarter of 2010, compared with $3.4 million in the second quarter of 2009.  The decrease resulted from lower interest rates paid on certificates of deposit and borrowed funds compared with the second quarter of 2009.

Net interest income increased 1.8% to $8.7 million in the second quarter of 2010, compared with $8.5 million in the second quarter of 2009.  Net interest margin rose to 5.73% in the second quarter of 2010, a 12 basis point improvement from 5.61% in the second quarter of 2009 and a 24 basis point increase from the first quarter of 2010.

Provision for loan losses was $3.7 million in the second quarter of 2010, or 3.5% of annualized average loans, compared with $1.5 million, or 1.4% of annualized average loans, in the second quarter of 2009.  The increase in the provision for loan losses was due primarily to a higher level of charge-offs in 2010.  Net charge-offs rose to $4.3 million in the second quarter of 2010, compared with $1.8 million in the second quarter of 2009.

"We are taking a very aggressive approach in identifying impairment in our loan portfolio to account for changes in values arising from the current economic climate and our customers' business prospects," stated Mr. Phillips.  "The charge-offs this quarter were due to loans being written down to account for changes in market conditions and to properly reflect those changes in values on our balance sheet."

Total non-interest income was $1.2 million for the second quarter of 2010, compared with $4.0 million in the second quarter of 2009.  The decline in non-interest income was due primarily to $2.7 million in proceeds from the settlement of a lawsuit included in non-interest income for the second quarter of 2009.  There was no comparable amount received in the second quarter of 2010.  Other income for the second quarter of 2010 included a $291,000 loss on sale of other real estate owned, compared with a loss of $121,000 in the second quarter of 2009.

Non-interest expense increased 3.9% to $7.0 million in the second quarter of 2010, compared with $6.7 million in the second quarter of 2009.  Salary and benefit costs rose by $139,000, and FDIC insurance and assessments increased $95,000, both compared with the second quarter of 2009.  These increases were offset partially by lower legal and professional fees compared with the second quarter of 2009.

Six Months Results

For the first six months of 2010, net income attributable to USBI was $2.9 million, or $0.49 per diluted share, compared with $4.1 million, or $0.69 per diluted share, for the first six months of 2009.  The 2010 results include $4.2 million, or $0.43 per share, of non-interest income from an insurance settlement, and the 2009 results include $2.7 million, or $0.31 per share, of non-interest income related to the settlement of a lawsuit.

For the six months ended June 30, 2010, net interest income increased 0.5% to $17.0 million, compared with $16.9 million for the same period of 2009.  Net interest margin improved to 5.61% for the first six months of 2010 from 5.57% in the first six months of 2009.

Provision for loan losses was $5.4 million in the first six months of 2010, compared with $3.4 million in the first six months of 2009.

Non-interest income rose 25.4% to $6.5 million for the first six months of 2010, compared with $5.2 million in 2009.  The $1.3 million increase in non-interest income resulted from a $4.2 million insurance settlement received in 2010, offset partially by $2.7 million in proceeds from the settlement of a lawsuit in 2009 that was not recurring in 2010.

Non-interest expense was up 10% to $14.0 million, compared with $12.7 million in the first six months of 2009.  The increase was due to higher salary and employee benefit expense and expenses related to FDIC insurance premiums and assessments compared with the same period in 2009.

Shareholders' equity increased to $83.2 million, or $13.84 per share, for the six months ended June 30, 2010, compared with $80.8 million, or $13.43 per share, for the six months ended June 30, 2009.  Regular quarterly dividends were $0.11 per share for the second quarter of 2010.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank.  In addition, the Company's operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank's and ALC's consumer loan customers.  The Company's stock is traded on the Nasdaq Capital Market under the symbol "USBI."

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements.  These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management.  USBI undertakes no obligation to update these statements following the date of this press release, except as required by law.  In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein.  Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI's senior management based upon current information and involve a number of risks and uncertainties.  Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors.  With respect to the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values.  There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in Thousands, Except Per Share Data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

INTEREST INCOME:
Interest and Fees on Loans	$ 9,540	$ 9,754	$18,846	$19,489
Interest on Investment Securities	1,645	2,191	3,593	4,425
Total Interest Income	11,185	11,945	22,439	23,914

INTEREST EXPENSE:
Interest on Deposits	1,975	2,523	3,958	5,177
Interest on Borrowings	556	925	1,496	1,841
Total Interest Expense	2,531	3,448	5,454	7,018

NET INTEREST INCOME	8,654	8,497	16,985	16,896

PROVISION FOR LOAN LOSSES	3,682	1,459	5,425	3,368

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,972	7,038	11,560	13,528

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	796	731	1,449	1,392
Credit Life Insurance Income	211	257	342	415
Other Income	146	2,979	4,736	3,397
Total Non-Interest Income	1,153	3,967	6,527	5,204

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	3,625	3,486	7,086	6,637
Occupancy Expense	479	460	928	914
Furniture and Equipment Expense	326	305	626	610
Other Expense	2,521	2,442	5,314	4,519
Total Non-Interest Expense	6,951	6,693	13,954	12,680

INCOME (LOSS) BEFORE INCOME TAXES	(826)	4,312	4,133	6,052
PROVISION FOR (BENEFIT FROM) INCOME TAXES	(478)	1,440	1,321	1,911
NET INCOME (LOSS)	$ (348)	$ 2,872	$ 2,812	$ 4,141
Less: Net Loss Attributable to Noncontrolling Interest	0	0	(125)	0
NET INCOME (LOSS) ATTRIBUTABLE TO USBI	$ (348)	$ 2,872	$ 2,937	$ 4,141
BASIC AND DILUTED NET INCOME
(LOSS) ATTRIBUTABLE TO USBI PER SHARE	$ (0.06)	$ 0.48	$ 0.49	$ 0.69

DIVIDENDS PER SHARE	$ 0.11	$ 0.11	$ 0.22	$ 0.38

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in Thousands, Except Per Share Data)
	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and Due from Banks	$12,714	$ 12,323
Interest Bearing Deposits in Banks	126	126
Total Cash and Cash Equivalents	12,840	12,449
Federal Funds Sold	15,320	4,545
Investment Securities Available-for-Sale, at fair market value	162,310	194,754
Investment Securities Held-to-Maturity, at cost	1,250	1,250
Federal Home Loan Bank Stock, at cost	5,700	5,700
Loans, net of allowance for loan losses of $9,650 and $10,004, respectively	401,687	402,504
Premises and Equipment, net	16,840	17,253
Cash Surrender Value of Bank-Owned Life Insurance	12,273	12,037
Accrued Interest Receivable	4,976	5,095
Goodwill	4,098	4,098
Investment in Limited Partnerships	1,834	1,925
Other Real Estate Owned	27,056	21,439
Other Assets	7,464	8,705
Total Assets	$673,648	$691,754

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$523,772	$513,053
Accrued Interest Expense	2,382	2,477
Short-Term Borrowings	403	620
Long-Term Debt	54,000	85,000
Other Liabilities	9,890	9,140
Total Liabilities	590,447	610,290
Commitments and Contingencies
Shareholders' Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares authorized; 7,317,560 shares issued; 6,011,504 and 6,017,582 shares outstanding, respectively	73	73
Surplus	9,233	9,233
Accumulated Other Comprehensive Income, net of tax	4,641	4,316
Retained Earnings	91,852	90,242
Less Treasury Stock: 1,306,056 and 1,299,978 shares at cost, respectively	(21,200)	(21,127)
Noncontrolling Interest	(1,398)	(1,273)

Total Shareholders' Equity	83,201	81,464

Total Liabilities and Shareholders' Equity	$673,648	$691,754

CONTACT:  Robert Steen, +1-334-636-5424